UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 27, 2007

Argon ST, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-08193	38-1873250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12701 Fair Lakes Circle, Suite 800, Fairfax, Virginia		22033
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-322-0881

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2007, the Board of Directors appointed Aaron N. Daniels as Vice President, Chief Financial Officer and Treasurer. Mr. Daniels, age 46, has served as the Company's Chief Accounting Officer since August 2006. From 2000 to 2006, Mr. Daniels held various senior finance positions at Inphonic, Inc. including Senior Vice President and Corporate Treasurer. Prior to Inphonic, he held progressively more senior financial management roles with large public companies in the Washington, D.C. metropolitan area, including two years with Coopers and Lybrand. Mr. Daniels is a Certified Public Accountant.

The terms of Mr. Daniels' compensation as Chief Financial Officer will include a base salary of $316,264 per annum, potential bonus of up to 100 percent of base compensation, of which 80 percent is based on Company performance and 20 percent is based on individual performance. Subject to final Compensation Committee approve, Mr. Daniels will also receive 32,000 shares of restricted stock which will vest over 4 years. Mr. Daniels will also receive severance pay of one times base salary if he is terminated, (other than for cause), and will receive COBRA benefits up to one year after his termination.

Also on November 27, 2007, the Board of Directors appointed Victor F. Sellier as Executive Vice President. Mr. Sellier, age 58, has served as the Company's Chief Financial Officer since July 2005. Mr. Sellier was one of the original three founders of Argon Engineering Associates, Inc. in 1997, which merged with Sensytech, Inc. to form Argon ST, Inc. in 2004. Mr. Sellier also served as Assistant General Manager at E-Systems/Raytheon from 1989 to 1997. Mr. Sellier's compensation did not change as a result of this appointment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The Company's press release, dated November 29, 2007, announcing these management changes is attached hereto as Exhibit 99.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Argon ST, Inc.

November 30, 2007	By:	Victor F. Sellier

Name: Victor F. Sellier
Title: Executive Vice President

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Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated November 29, 2007, issued by Argon ST, Inc.